Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FEDERAL STREET ACQUISITION CORP.

January 4, 2019

Federal Street Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.             The name of the Corporation is “Federal Street Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 21, 2017 (the “Original Certificate”).  The Original Certificate was amended and restated in its entirety on July 18, 2017 (the “Restated Certificate”).

2.             This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

3.             The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is Federal Street Acquisition Corp. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.0001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation.  No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

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IN WITNESS WHEREOF, Federal Street Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FEDERAL STREET ACQUISITION CORP.

By:	/s/ Thomas J. Leonard
Name:	Thomas J. Leonard
Title:	Chief Executive Officer